LOAN AGREEMENT

THIS LOAN AGREEMENT made as of the 5th day of September, 2008 (the "Effective Date").

BETWEEN:

ENVIRONMENTAL CONTROL CORPORATION, with an address
at 605 - 1525 Robson Street, Vancouver, BC V6G 1C3

(hereinafter referred to as the "Company")

AND:

51644 Newfoundland & Labrador Inc., with an address at 85
Kenmount Road, St. Johns, Newfoundland A1B 3P8

(hereinafter referred to as the "Lender")

WHEREAS:

A. The Company wishes to borrow from the Lender, and the Lender wishes to lend to the Company, certain funds (defined herein as the "Loan") upon the terms and conditions set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the receipt of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree each with the other (the "Agreement") as follows:

1. The Loan

1.1 Subject to the terms of this Agreement, the Lender hereby agrees to loan to the Company, and the Company hereby agrees to borrow from the Lender, the sum of up to US$25,000.00 (the "Loan"), which shall be advanced in one instalment by the Lender.

1.2 The proceeds from the Loan will be for the Company to continue business development and research and development activities.

1.3 Immediately following the execution of this Agreement, the Lender shall deliver to the Company the Loan amount by certified cheque or money order made payable to the Company, or by wire transfer to the Company's bank account (the "Advancement Date").

1.4 The principal amount of the Loan shall be due and payable in full by 5:00 p.m. local time in St. John's, Newfoundland and Labrador, five (5) years from the Advancement Date (the “Due Date”). If such day falls on a Sunday or statutory holiday, then same shall be payable in full by 5:00 p.m. local time in St. John’s, Newfoundland and Labrador, on the first business day after the Due Date.

1.5 The Loan is non-interest bearing.

1.6 The Company shall be entitled to prepay any sum up to the full amount of the Loan outstanding at any time without penalty or bonus.

2. Covenants and Agreements of the Lender

2.1 The Lender covenants and agrees with the Company that the Lender shall not make demand for payment of the Loan prior to the Due Date unless the Loan has become due and payable in accordance with the provisions of this Agreement.

3. Default

3.1 If one or more of the following events shall occur, namely:

(a)	the Company fails to repay the Loan thereon on the Due Date;

(b)

the Company makes an assignment for the benefit of its creditors or files a petition in bankruptcy or is adjudicated insolvent or bankrupt or petitions or applies to any tribunal for any receiver, receiver manager, trustee, liquidator or sequestrator of or for the Company or any of the Company's assets or undertaking, or the Company makes a proposal or compromise with its creditors or if an application or a petition similar to any of the foregoing is made by a third party creditor and such application or petition remains unstayed or undismissed for a period of thirty (30) days;

(c)	an order of execution against any of the Company's assets remains unsatisfied for a period of ten (10) days;

(d)

the Company fails to observe and comply with any material term, condition or provision of this Agreement or any other agreement or document delivered hereunder, and such failure continues unremedied for a period of thirty (30) days;

(e)	any representations, warranties, covenants or agreements contained in this Agreement or any document delivered to the Lender hereunder are found to be untrue or incorrect as at the date thereof; or

(f)	the holder (including the Lender) of any mortgage, charge or encumbrance on any of the Company's assets and undertaking does anything to enforce or realize on such mortgage, charge or encumbrance;

then the Loan to the date of such default shall, at the option of the Lender, immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

4. General

4.1 For the purposes of this Agreement, time is of the essence.

4.2 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Agreement be reasonably required to carry out the full intent and meaning of this Agreement.

4.3 This Agreement shall be construed in accordance with the laws of the State of Nevada.

4.4 This Agreement may be assigned by the Lender subject to any assignee making requisite representations to meet applicable securities law exemptions; this Agreement may not be assigned by the Company.

4.5 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

4.6 All notices, requests, demands or other communications hereunder shall be in writing and shall be "deemed delivered" to a party on the date it is hand delivered to such party's address first above written, or to such other address as may be given in writing by the parties hereto.

IN WITNESS WHEREOF the parties have hereunto set their hands effective as of the date first above written.

ENVIRONMENTAL CONTROL CORPORATION

Per:	/s/ Albert Hickman
Authorized Signatory

51644 NEWFOUNDLAND & LABRADOR INC.

Per:	/s/ Albert Hickman
Authorized Signatory

SCHEDULE A

DECLARATION OF REGULATION S ELIGIBILITY

Regulation S of the Securities Act is available for the use of non-U.S. Persons only. This Declaration must be answered fully and returned to ENVIRONMENTAL CONTROL CORPORATION with your subscription agreement to ensure the Company is in compliance with the Securities Act. All information will be held in the strictest confidence and used only to determine investor status. No information will be disclosed other than as required by law or regulation, other demand by proper legal process or in litigation involving the company or its affiliates, controlling persons, officers, directors, partners, employees, shareholders, attorneys or agents.

I, ALBERT HICKMAN, HEREBY AFFIRM AND DECLARE THAT:

1. I am not a resident of the United States of America.

2. I am not purchasing securities for the benefit of a resident of the United States of America.

3. I am not purchasing securities in the name of a company incorporated in the United States of America or for the benefit of a company incorporated in the United States of America.

4. I am not purchasing securities in my capacity as Trustee for a U.S.-based Trust.

5. I am not purchasing securities in my capacity as the Executor or Administrator of the Estate of a U.S. resident.

6. I am not a U.S. resident purchasing securities through a brokerage account located outside of the United States of America, nor am I using a non-U.S. brokerage account to purchase securities for the benefit of individuals or corporate entities resident within the United States of America.

7. I am not purchasing the securities in an attempt to create or manipulate a U.S. market.

8. I am purchasing the securities as an investment and not with a view towards resale.

9. I will only resell the securities to other non-U.S. residents in accordance with Rule 905 of Regulation S, or to U.S. residents in accordance with the provisions of Rule 144 following the expiration of one year from the date of acquiring the securities.

10. I am permitted to purchase the securities under the laws of my home jurisdiction.

11. I have attached a photocopy of my passport or other identification evidencing my status as a non-U.S. resident.

12. I understand that if I knowingly and willingly make false statements as to my eligibility to purchase or resell securities under Regulation S, I may become subject to civil and criminal proceedings being taken against me by the United States Securities and Exchange Commission.

DATED: September 5, 2008	/s/ Albert Hickman
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